ADDITIONAL INFORMATION

Shareholder Meetings

At a special shareholders' meeting held on December 4, 2017, shareholders of Loomis Sayles Funds I voted for the following proposal:

1.	Election of Trustees for Loomis Sayles Funds I:

Nominee		Voted "FOR"	Withheld	Total Votes
Kevin	    1,046,693,133.34   15,163,366.07   1,061,856,499.412
 Charleston
Kenneth A.  1,045,641,428.27   16,215,071.15   1,061,856,499.412
 Drucker
Edmond J.   1,046,277,137.68   15,579,361.74   1,061,856,499.412
 English
David L.    1,046,496,391.62   15,360,107.79   1,061,856,499.412
 Giunta
Richard A.  1,046,269,146.27   15,587,353.15   1,061,856,499.412
 Goglia
Wendell J.  1,045,976,095.92   15,880,403.49   1,061,856,499.412
 Knox
Martin T.   1,046,154,669.52   15,701,829.89   1,061,856,499.412
 Meehan
Maureen B.  1,047,019,476.25   14,837,023.17   1,061,856,499.412
 Mitchell
Sandra O.   1,045,973,479.27   15,883,020.14   1,061,856,499.412
 Moose*
James P.    1,046,549,375.30   15,307,124.11   1,061,856,499.412
 Palermo
Erik R.     1,046,440,355.81   15,416,143.60   1,061,856,499.412
 Sirri
Peter J.    1,046,053,910.90   15,802,588.52   1,061,856,499.412
 Smail
Cynthia L.  1,047,362,231.11   14,494,268.31   1,061,856,499.412
 Walker




* Ms. Moose retired as a Trustee effective January 1, 2018.
Exhibit 77C